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                                                                     EXHIBIT 8.1

            [LETTERHEAD OF WINSTEAD SECHREST & MINICK APPEARS HERE]

                                August 30, 1996

Board of Directors
Landmark Graphics Corporation
15150 Memorial Drive
Houston, Texas 77079-4304

Gentlemen:

     We have acted as counsel to Landmark Graphics Corporation, a Delaware corporation (the "Company"), in connection with the merger (the "Merger") of the Company with and into Halliburton Acq. Company (the "Merger Sub"), a Delaware corporation and a wholly-owned subsidiary of Halliburton Company, a Delaware corporation (the "Acquiror"), pursuant to that certain Agreement and Plan of Merger, dated as of June 30, 1996, by and among the Acquiror, the Merger Sub and the Company (the "Merger Agreement"), and the agreements, documents and instruments contemplated in the Merger Agreement.

     In rendering the opinions expressed below, we have examined, and are relying upon, the completeness, truth and accuracy, at all relevant times, of the following:

     1.   the Merger Agreement;

     2. the Registration Statement on Form S-4 filed by the Acquiror with the Securities and Exchange Commission pursuant to the Securities Act of 1933 in conjunction with the Merger (the "Registration Statement");

     3. that certain Stock Option Agreement (the "Option Agreement"), dated June 30, 1996, by and between the Company and the Acquiror;

     4. that certain Voting Agreement, dated June 30, 1996, by and among the Acquiror, S. Rutt Bridges and Barbara Ann Bridges;

     5. that certain Rights Agreement (the "Rights Agreement"), dated September 1, 1995, by and between the Company and Chemical Bank;

     6. that certain First Amendment to the Rights Agreement, dated June 30, 1996, by and between the Company and Chemical Bank;
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Board of Directors
August 30, 1996
Page 2

     7.   the Company's Disclosure Letter (as defined in the Merger Agreement);

     8.   the Acquiror's Disclosure Letter (as defined in the Merger Agreement);

     9. the certificates of incorporation and such other corporate records, documents and certificates of the Acquiror, the Merger Sub and the Company as in our judgment are necessary or desirable to enable us to render the opinions expressed herein; and

     10. certificates containing the following representations made to us by the Acquiror, the Merger Sub and/or the Company:

          (i) The Merger Agreement and the agreements, documents and instruments contemplated thereby contain all material terms of the Merger and there are no agreements or documents which amend, modify or revise the provisions of the Merger Agreement or the agreements, documents or instruments contemplated thereby or amend, modify or revise the terms of the Merger or the consideration to be received by the stockholders of the Company in connection with the Merger.

          (ii) To the knowledge of the Company, the stockholders of the Company are not under any binding contract or commitment requiring them to sell any of the shares of common stock of the Acquiror to be received pursuant to the Merger. The stockholders of the Company do not have any plan or intent to sell or otherwise dispose of more than fifty percent (50%) of the shares of common stock of the Acquiror to be received pursuant to the Merger.

          (iii) After the Merger, the Merger Sub will continue to be a wholly owned subsidiary of the Acquiror with substantially the same business as is currently being conducted by the Company, and the Merger Sub and the Acquiror have no plan or intention to sell or otherwise dispose of the capital stock of the Merger Sub, to liquidate the Merger Sub, or to cause the Merger Sub to sell or otherwise dispose of any of the Merger Sub's assets except for dispositions in the ordinary course of business.

          (iv) The Company has not paid extraordinary dividends to any stockholders, made material payments to any stockholder in redemption of all or a portion of the stockholder's equity interest in the Company, or transferred assets pursuant to a tax-free spin-off during the two-year period ending on the date hereof.

          (v) The Acquiror, the Merger Sub, the Company and the stockholders of the Company will pay their respective expenses related to the Merger, if any.

          (vi) Pursuant to the Merger, the Merger Sub will acquire 100% of the assets of the Company.
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Board of Directors
August 30, 1996
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          (vii)  Immediately after the Merger, the Merger Sub will own assets representing at least 90% of the fair market value of the Company's net assets and at least 70% of the fair market value of the Company's gross assets held immediately before and in contemplation of the Merger.

          (viii) The method of converting shares of the Company's common stock into shares of the Acquiror's common stock set forth in the Merger Agreement is a result of arm's length negotiations. Accordingly, at the time the method of exchange was determined and at all relevant times thereafter, the aggregate fair market value of the shares of the Acquiror's common stock to be received by the Company stockholders in exchange for the Company's common stock was approximately equal to the fair market value of the shares of the Company's common stock to be surrendered in exchange therefor.

          (ix) The Merger Sub has no liabilities.

          (x) There is no intercorporate indebtedness between (i) the Acquiror and the Company, or (ii) the Merger Sub and the Company, which was issued or acquired or will be settled at a discount.

          (xi) The terms of the Merger Agreement providing for the payment of cash in lieu of fractional share interests are solely for the purpose of saving the Acquiror the expense and inconvenience of issuing and transferring the fractional share interests and such payment is not separately bargained for consideration.

          (xii) There is no plan or intention on the part of the Acquiror to redeem or otherwise reacquire any of the Acquiror's common stock to be issued pursuant to the Merger.

          (xiii) No capital stock of the Merger Sub will be issued to the Company or the stockholders of the Company in connection with the Merger.

          (xiv) Compensation, if any, to be paid by the consolidated Merger Sub/Company entity to stockholder/employees of the Company will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's length for similar services, and no part of such compensation represents consideration for their shares of the Company's common stock.

          (xv) Except for cash received in lieu of fractional shares, stockholders of the Company shall receive solely voting common stock of the Acquiror in exchange for their shares of the Company's common stock pursuant to the Merger.
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Board of Directors
August 30, 1996
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          (xvi)  The business purposes of the Merger are those set forth in the
     Registration Statement.

          (xvii) Substantially more than 50% in value of the assets of the Company consist of assets which are not capital stock or securities held for investment and substantially more than 20% of the Company's assets are not held for investment.

          (xviii) Except as set forth in the Option Agreement, the Rights Agreement, and the Merger Agreement, as of the date hereof the Company does not have outstanding any warrants, options, convertible securities or any other type of right pursuant to which any person could acquire capital stock in the Company.

          (xix) The Acquiror does not own, nor has it owned during the past five years, any shares of the capital stock of the Company.

          (xx) On the date hereof, the fair market value of the assets of the Company exceeds the sum of the Company's liabilities, plus the amount of liabilities, if any, to which such assets are subject.

          (xxi) On the date hereof, the fair market value of the assets of the Merger Sub exceeds the sum of the Merger Sub's liabilities, plus the amount of liabilities, if any, to which such assets are subject.

          (xxii) Neither the Merger Sub nor the Company is under the jurisdiction of a court in a Title 11 or similar case within the meaning of
     (S)368(a)(3)(A) of the Internal Revenue Code of 1986, as amended (the "Code").

          (xxiii) Neither the Acquiror nor the Merger Sub has any plan or intention to cause the Merger Sub to issue any capital stock in such amount as would cause the Acquiror to fail to be in control (as defined in (S)368(c) of the Code) of the Merger Sub after the Merger.

     In connection with rendering this opinion, we have assumed to be true and are relying upon, without any independent investigation or review thereof, the following:

     1. The authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, and the authenticity of the originals of such documents.

     2. The genuineness of all signatures, the due authorization, execution and delivery of all documents by all parties thereto and the due authority of all persons executing such documents.
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Board of Directors
August 30, 1996
Page 5

     Based on our examination of the foregoing items and subject to the assumptions, limitations, qualifications and representations set forth herein, and based on the provisions of the Code and the treasury regulations, administrative pronouncements and rulings promulgated thereunder, we are of the opinion that:

     1.   The Merger will constitute a "reorganization" within the meaning of
(S)368(a) of the Code.

     2. The Company, the Acquiror and the Merger Sub will each be a "party" to the reorganization within the meaning of (S) 368(b) of the Code.

     3. No gain or loss (except with respect to cash received in lieu of fractional shares) will be recognized by holders of shares of the Company's common stock on the exchange of their shares solely for shares of the Acquiror's common stock pursuant to the Merger. Section 354(a) of the Code.

     4. The tax basis of the shares of the Acquiror's common stock received by the holders of shares of the Company's common stock will be the same as the tax basis of the shares of the Company's common stock exchanged therefor, decreased by the amount of any cash received and increased by the amount of any gain recognized on the exchange. Section 358 of the Code.

     5. The holding period of shares of the Acquiror's common stock received by a holder of shares of the Company's common stock will include the holding period of the shares of the Company's common stock exchanged therefor, provided that such shares of the Company's common stock were held by such holder as capital assets on the date of the consummation of the Merger. Section 1223 of the Code.

     In addition to the matters set forth above, this opinion is subject to the following exceptions, limitation and qualifications:

     1. Our opinions expressed herein are based upon our interpretation of the existing provisions of the Code and existing judicial decisions, administrative regulations, revenue rulings and revenue procedures. Our opinions are not binding upon the Internal Revenue Service or the courts and there is no assurance that the Internal Revenue Service will not challenge the conclusions set forth herein. No assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, will not adversely affect the accuracy of the opinions stated herein. We undertake no obligation to advise you of changes in law which may occur after the date hereof.

     2. Our opinions are limited to the United States federal income tax matters addressed herein, and no other opinions are rendered with respect to any other matter not specifically set forth in the foregoing opinions.
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Board of Directors
August 30, 1996
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     If any one of the statements, representations or assumptions we have relied upon to issue this opinion is incorrect in any material respect, our opinion might be adversely affected and may not be relied upon.

     These opinions are solely for your benefit and may not be relied upon in any manner by any other person or entity.

                              WINSTEAD SECHREST & MINICK P.C.



                              By: /s/ THOMAS R. HELFAND
                                 -----------------------------
                                 Thomas R. Helfand